Exhibit 99.1

REVISED NEWS RELEASE

Myomo Reports Fourth Quarter and Year End 2017 Results

CAMBRIDGE, Mass., March 16, 2018 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a commercial stage medical robotics company, today announced that it is updating its previous release that was made on March 7, 2018 to incorporate certain disclosures that are required under the NYSE AMERICAN Company Guide Sections 401(h) and 610(b). Included below are these additional disclosures along with the previously disclosed financial results for the fourth quarter and year end December 31, 2017. This announcement does not represent any change or amendment to the Company’s financial statements, reported results or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Recent Highlights and Accomplishments:

•	Total revenue for the fourth quarter 2017 increased 22% year-over-year to $547,000, from $448,000 in the fourth quarter of 2016. For the full year 2017, total revenue increased 41% to $1,559,000. Gross margin for the full year 2017 and 2016 was 68% and 74%, respectively.

•	Raised $10.4 million, net of financing costs, in our follow-on public offering.

•	Subsequent to December 31, 2017 and as March 6, 2018, the Company raised $3.5 million for the issuance 1,193,556 shares of common stock upon the exercise of 1,193,556 warrants at an exercise price of $2.95 per share.

•	During the fourth quarter, we repaid our Notes Payable with the Massachusetts Life Sciences Center and also issued 193,509 shares of common stock to repay the Notes Payable with a former shareholder.

•	We obtained a Medical Device License in Canada, which enables us to sell the MyoPro in Canada.

•	Expanded sales and marketing team and increased marketing activity to promote MyoPro accessibility to more individuals in the U.S. and internationally. This includes joint patient screening events with clinical and rehabilitation partners.

•	Continued the roll out of MyoPro Centers of Excellence at O&P practice organizations. We currently have 36 U.S. locations offering the MyoPro line of powered orthosis.

•	Announced publication of peer-reviewed clinical research conducted by the Ohio State University School of Medicine. The study concluded that upper extremity impairment is significantly reduced and subjects improved their ability to perform activities of daily living with use of the MyoPro. These results exceeded the clinically important difference threshold of standard impairment tests.

•	Increased recognition by the clinical community. This includes recent presentations made at the American Society of Hand Therapists (”ASHT”), American Academy Physical Medicine & Rehab (“AAPM&R”) Assembly and the American Congress of Rehabilitation and Medicine (“ACRM”).

Paul R. Gudonis, Chairman & CEO of Myomo, stated: “2017 was an important year for Myomo as we continued to build our operational and commercial capabilities for the MyoPro product line. During the year, we completed our IPO and follow-on offering to raise growth capital to fund our transition from our controlled launch phase to now scaling up operations. In 2018, we look forward to continued execution of our business plan, and our mission to restore functionality to the many individuals with upper limb paralysis. We continue our efforts to bring awareness to veterans and the broader clinical and patient communities, as we target this large unmet need.”

Financial Highlights for the Fourth Quarter and Year End December 31, 2017

	Three months ended December 31,		Period-to- period change		Twelve months ended December 31,		Period-to- period change
	2017	2016	$	%	2017	2016	$	%
Revenue	$547,412	$448,093	$99,319	22%	$1,558,866	$1,103,277	$455,589	41%
Cost of revenue	203,972	95,830	108,142	113%	505,280	282,164	223,116	79%

Gross margin	$343,440	$352,263	$(8,823)	(3)%	$1,053,586	$821,113	$232,473	28%

Gross margin %	63%	79%		(16)%	68%	74%		(6)%

Quarter Ended December 31, 2017 Financial Results

Total revenue was $547,000 for the three months ended December 31, 2017; an increase of $99,000, or 22%, as compared to the three months ended December 31, 2016.

Gross margin was 63% for the quarter ended December 31, 2017, as compared to 79% for the three months ended December 31, 2016. The change in gross margin was primarily due to revenue recognized in the fourth quarter of 2016 relating to payments received for minimum purchase requirements under our distribution agreement for which there were no units required to be shipped.

Research and development expenses were $357,000, a decrease of $50,000, or 12%, during the three months ended December 31, 2017, as compared to the three months ended December 31, 2016.

Selling, general and administrative costs of $1,803,000 increased $760,000, or 73%, during the three months ended December 31, 2017, as compared to the three months ended December 31, 2016. The increased costs were primarily due to increased employee compensation costs and professional fees as we transitioned to a publicly traded company in 2017.

Interest and other expense, net was $84,000 during the three months ended December 31, 2017, as compared with a net expense of $114,000 in the three months ended December 31, 2016.

The Company’s net loss for the quarter ended December 31, 2017 amounted to $1,900,000, compared with a net loss of $1,211,000 for the corresponding 2016 period. Net loss available to common stockholders for the quarter ended December 31, 2017 was $1,900,000 or ($0.25) per share, compared with a net loss available to common stockholders of $1,404,000, or ($1.25) per share, for the corresponding year ago period.

Adjusted EBITDA 1 for the quarter ended December 31, 2017 was a loss of $1,770,000, compared with a loss of $1,073,000 for the corresponding 2016 period. A reconciliation of GAAP to this non-GAAP financial measure has been provided in the financial statement tables included in this press release. An explanation of this measure is also included below under the heading “Non-GAAP Financial Measures.”

Twelve Months Ended December 31, 2017 Financial Results

Total revenue increased by $456,000, or 41%, during the year ended December 31, 2017, as compared to the year ended December 31, 2016. During the year ended December 31, 2017, product revenue increased $358,000, or 33%, versus the comparable period of 2016. We recognized $118,000 of grant revenue during the year ended December 31, 2017 as compared to $21,000 for the year ended December 31, 2016.

Gross margin decreased to 68% for the year ended December 31, 2017, as compared to 74% in the comparable 2016 period, reflecting $104,000 more in revenue recognized in 2016 relating to payments received for minimum purchase requirements under our distribution agreement for which there were no units required to be shipped, inventory reserves recorded as a result of introduction of our MyoPro 2 products and lower margins on demonstration units sold in 2017. These reductions were partially offset by an increase in grant revenue in the 2017 period associated with research projects, without incurring any additional incremental costs.

Research and development expenses were $1,752,000, an increase of $631,000 or 56%, primarily due to increased compensation related expense, which included an incentive bonus to an engineering executive and additional engineering personnel costs.

1	Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted the impact of the write-off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt.

Selling, general, and administrative expenses were $5,850,000, an increase of $2,875,000 or 97%, primarily due to increases in personnel and other headcount related costs for additional administrative and sales staff hired, increased professional and other public company costs, as we prepared for our initial public offering and transitioned to a publicly traded company and additional expenses for marketing and clinical research to support our sales and reimbursement efforts.

Interest and other expense was $5,549,000 in the twelve months ended December 31, 2017 as compared with a net expense of $342,000 in the twelve months ended December 31, 2016. This change was due primarily to the debt discount on convertible notes.

The Company’s net loss for the twelve months ended December 31, 2017 amounted to $12,097,000, compared with a net loss of $3,617,000 for the corresponding 2016 period. Net loss available to common stockholders for the twelve months ended December 31, 2017 was $12,659,000 or ($2.93) per share, compared with a net loss available to common stockholders of $4,384,000 or ($4.13) per share, for the corresponding year ago period.

Adjusted EBITDA for the twelve months ended December 31, 2017 was a loss of $6,257,000, compared with a loss of $3,173,177 for the corresponding 2016 period. A reconciliation of GAAP to this non-GAAP financial measure has been provided in the financial statement tables included in this press release.

Cash and Cash Equivalents

Cash on hand at December 31, 2017 was $12,959,000, compared to $797,000 at December 31, 2016. The increase in cash reflects the $14.8 million in net proceeds from our public offerings in 2017, $2.9 million from our concurrent private placement and $1.8M of additional convertible notes issued during the year. This was partially offset by cash used in operating activities and by $1.2 million in principal and interest payments made to repay our Note Payable with the Massachusetts Life Sciences Center.

Conference Call and Webcast Information

Myomo hosted a conference call on, March 7, 2018 at 4:30 p.m. EST. A replay of the conference call will be available approximately one hour after completion of the live conference call at the Investor Relations page. A dial-in replay of the call will be available until March 21, 2018; please dial 1-877-344-7529 from the U.S. or 1-412-317-0088 internationally and provide the passcode of 10117217.

(Tables follow)

Receipt of Audit Opinion with Going Concern Qualification

As previously disclosed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the Securities and Exchange Commission on March 12, 2018, the Company’s audited financial statements contained a going concern explanatory paragraph in the audit opinion from its independent registered public accounting firm. This announcement does not represent any change or amendment to the Company’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

About Myomo

Myomo, Inc. is a commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the scale-up of commercial operations, the expansion of our MyoPro line to Canada, and the therapeutic potential of our products, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s quarterly reports on Form 10-Q filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

Myomo has provided in this release of financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Myomo’s industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for the impact of the write off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt. Non-GAAP financial measures that Myomo uses may differ from measures that other companies may use. This non-GAAP financial measure disclosed by Myomo is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

For Myomo:

ir@myomo.com

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Rachel Robbins

Greenough

617-275-6521

rrobbins@greenough.biz

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenue	$547,412	$448,093	$1,558,866	$1,103,277
Cost of revenue	203,972	95,830	505,280	282,164

Gross margin	343,440	352,263	1,053,586	821,113

Operating expenses:
Research and development	356,867	406,618	1,751,731	1,120,951
Selling, general and administrative	1,802,584	1,042,642	5,849,969	2,975,164

Total operating expenses	2,159,451	1,449,260	7,601,700	4,096,115

Loss from operations	(1,816,011)	(1,096,997)	(6,548,114)	(3,275,002)
Other expense (income)
Loss on early extinguishment of debt	135,244	—	135,244	—
Change in fair value of derivative liabilities	(52,429)	—	(116,795)	—
Debt discount on convertible notes	—	—	5,172,000	—
Interest and other expense, net	1,450	114,300	358,916	342,020

	84,265	114,300	5,549,365	342,020

Net loss	(1,900,276)	(1,211,297)	(12,097,479)	(3,617,022)
Deemed discount – accreted preferred stock discount	—	(27,185)	(274,011)	(108,739)
Cumulative dividend to Series B-1 preferred stockholders	—	(165,473)	(287,779)	(658,293)

Net loss available to common stockholders	$(1,900,276)	$(1,403,955)	$(12,659,269)	$(4,384,054)

Weighted average number of common shares outstanding:
Basic and diluted	7,559,309	1,124,080	4,317,864	1,060,892

Net loss per share available to common stockholders:
Basic and diluted	$(0.25)	$(1.25)	$(2.93)	$(4.13)

MYOMO, INC.

CONDENSED BALANCE SHEETS

December 31,	2017	2016
		(revised)
ASSETS
Current Assets:
Cash and cash equivalents	$12,959,373	$797,174
Accounts receivable	297,039	114,506
Inventories	201,155	82,435
Prepaid expenses and other	388,275	152,337

Total Current Assets	13,845,842	1,146,452
Restricted cash	52,000	52,000
Deferred offering costs	—	438,237
Equipment, net	77,150	21,563

Total Assets	$13,974,992	$1,658,252

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Notes payable, shareholder	$—	$876,458
Notes payable, MLSC, current	—	1,193,984
Accounts payable and other accrued expenses	1,277,236	714,010
Accrued interest	—	149,580
Derivative liabilities	39,930	—
Deferred revenue	168,006	67,263

Total Current Liabilities	1,485,172	3,001,295
Convertible promissory notes, net of debt discount	—	2,204,235
Convertible promissory notes, related party	—	1,180,000
Accrued interest	—	130,937
Deferred revenue, net of current portion	44,042	—

Total Liabilities	1,529,214	6,516,467

Redeemable and Convertible Preferred Stock:
Series B-1 convertible preferred stock	—	8,174,693
Series A-1 convertible preferred stock	—	4,497,548

Total Redeemable and Convertible Preferred Stock	—	12,672,241

Commitments and Contingencies	—	—
Stockholders’ Equity (Deficiency)
Common stock	1,114	112
Undesignated preferred stock	—	—
Additional paid-in capital	47,423,915	5,351,204
Accumulated deficit	(34,972,787)	(22,875,308)
Treasury stock	(6,464)	(6,464)

Total Stockholders’ Equity (Deficiency)	12,445,778	(17,530,456)

Total Redeemable and Convertible Preferred Stock and Stockholders’ Equity (Deficiency)	12,445,778	(4,858,215)

Total Liabilities, Redeemable and Convertible Preferred Stock and Stockholders’ Equity (Deficiency)	$13,974,992	$1,658,252

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31,	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,097,479)	$(3,617,022)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	11,415	7,731
Stock-based compensation	279,508	94,094
Amortization of debt discount	17,765	5,347
Debt discount on convertible notes	5,172,000	—
Inventory reserve	42,355	—
Common stock issued for services and software license	31,845	—
Change in fair value of derivative liabilities	(116,795)	—
Changes in operating assets and liabilities:
Accounts receivable	(182,533)	1,136
Inventories	(161,075)	120,588
Prepaid expenses and other	(235,938)	(38,461)
Restricted cash	—	(52,000)
Deferred offering costs	—	(431,961)
Accounts payable and other accrued expenses	563,225	364,165
Accrued interest	377,503	299,175
Deferred revenue	144,785	44,538

Net cash used in operating activities	(6,153,419)	(3,202,670)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(67,002)	(1,865)

Net cash used in investing activities	(67,002)	(1,865)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from IPO, net of offering costs	4,368,315	—
Proceeds from private placement, net of offering costs	2,922,885	—
Proceeds from FPO, net of offering costs	10,407,706	—
Proceeds from convertible promissory notes, net	1,770,000	2,956,218
Repayment of note payable, MLSC	(1,215,900)	—
Proceeds from exercise of stock options	26,954	2,873
Proceeds from exercise of warrants	102,660	—

Net cash provided by financing activities	18,382,620	2,959,091

Net increase (decrease) in cash and cash equivalents	12,162,199	(245,444)
Cash and cash equivalents, beginning of period	797,174	1,042,618

Cash and cash equivalents, end of period	$12,959,373	$797,174

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
GAAP net loss	$(1,900,276)	$(1,211,298)	$(12,097,479)	$(3,617,022)
Adjustments to reconcile to Adjusted EBITDA:
Loss on early extinguishment of debt	135,244	—	135,244	—
Interest expense	27,037	117,356	357,122	342,140
Other (income) expense	(25,587)	(3,056)	1,793	(120)
Depreciation expense	4,430	1,868	11,415	7,731
Stock-based compensation	41,286	21,906	279,508	94,094
Debt discount on convertible notes	—	—	5,172,000	—
Change in fair value of derivative liabilities	(52,429)	—	(116,795)	—

Adjusted EBITDA	$(1,770,295)	$(1,073,224)	$(6,257,192)	$(3,173,177)